As filed with the Securities and Exchange Commission on May 19, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXAS CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2679109 (I.R.S. Employer Identification No.)
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
(Address of principal executive offices and zip code)

TEXAS CAPITAL BANCSHARES, INC.
2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Peter B. Bartholow	Copy to:
Chief Financial Officer 2000 McKinney Avenue, Suite 700 Dallas, Texas 75201 (214) 932-6600 (Name, address and telephone number, including area code, of agent for service)	Norman R. Miller Winstead PC 5400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270 (214) 745-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $0.01 par value per share	700,000 shares	$ 18.555	$ 12,988,500.00	$ 926.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low price per share of the registrant’s common stock as reported by the NASDAQ Global Select Market on May 17, 2010.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of our common stock underlying stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards that have been or may be issued to our employees and directors under the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note to Part I of Form S-8. This information will be sent or given to participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:
          (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 19, 2010;
          (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on April 22, 2010;
           (3) our Current Reports on Form 8-K filed with the Commission on January 27, 2010, March 17, 2010 and May 19, 2010; and
          (4) the description of our common stock contained in post-effective amendment no. 1 to our registration statement on Form S-3 (File No. 333-157302) filed with the Commission on July 17, 2009, including any amendment or report filed for the purpose of updating such description.
     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., an action by or in the right of the corporation, indemnification may be made only for expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to above, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145 of the Delaware General Corporation Law also permits a corporation to advance expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses may also be advanced to former directors and officers or other employees and agents as the corporation deems appropriate. Section 145 of the Delaware General Corporation Law further provides that the indemnification and advancement of expenses provided by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:
•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 (relating to liability for unlawful acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.
     Our certificate of incorporation provides that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify our directors and officers and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Our bylaws provide that:
•	we are required to indemnify our directors, officers, employees and agents, subject to limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to limited exceptions; and

•	we may advance expenses, as incurred, to other employees and agents in connection with a legal proceeding.
     The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.
     The foregoing summaries are necessarily subject to the complete text of the statute, our certificate of incorporation and our bylaws referred to above and are qualified in their entirety by reference thereto.
     We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.
     We have entered into indemnification agreements with certain of our officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     We hereby undertake:
(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 18, 2010:

TEXAS CAPITAL BANCSHARES, INC.
By:	/s/ George F. Jones, Jr.
George F. Jones, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below appoints George F. Jones, Jr. and Peter B. Bartholow, individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Holland, Jr.	Chairman of the Board and	May 18, 2010
James R. Holland, Jr.	Director

/s/ George F. Jones, Jr.	President, Chief Executive	May 18, 2010
George F. Jones, Jr.	Officer and Director (Principal Executive Officer)

/s/ Peter B. Bartholow	Chief Financial Officer and	May 18, 2010
Peter B. Bartholow	Director (Principal Financial Officer)

/s/ Julie Anderson	Controller	May 18, 2010
Julie Anderson	(Principal Accounting Officer)

/s/ James H. Browning	Director	May 18, 2010
James H. Browning

	Director	May 18, 2010
Joseph M. Grant

/s/ Frederick B. Hegi, Jr.	Director	May 18, 2010
Frederick B. Hegi, Jr.

Signature	Title	Date

/s/ Larry L. Helm	Director	May 18, 2010
Larry L. Helm

/s/ Walter W. McAllister III	Director	May 18, 2010
Walter W. McAllister III

/s/ Lee Roy Mitchell	Director	May 18, 2010
Lee Roy Mitchell

/s/ Elysia Holt Ragusa	Director	May 18, 2010
Elysia Holt Ragusa

/s/ Steven P. Rosenberg	Director	May 18, 2010
Steven P. Rosenberg

/s/ Robert W. Stallings	Director	May 18, 2010
Robert W. Stallings

/s/ Ian J. Turpin	Director	May 18, 2010
Ian J. Turpin

EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our registration statement on Form 10 (File No. 000-30533) filed with the Commission on August 24, 2000).

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to our registration statement on Form 10 (File No. 000-30533) filed with the Commission on August 24, 2000).

4.3	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to our registration statement on Form 10 (File No. 000-30533) filed with the Commission on August 24, 2000).

4.4	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to our registration statement on Form 10 (File No. 000-30533) filed with the Commission on August 24, 2000).

4.5	Amended and Restated Bylaws of Texas Capital Bancshares, Inc. (incorporated by reference to Exhibit 3.5 to our registration statement on Form 10 (File No. 000-30533) filed with the Commission on August 24, 2000).

4.6	First Amendment to Amended and Restated Bylaws of Texas Capital Bancshares, Inc. (incorporated by reference to Exhibit 5.3 to our Current Report on Form 8-K filed with the Commission on July 23, 2007).

4.7	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form S-3 (File No. 333-97915) filed with the Commission on July 31, 2003).

4.8	Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit A to our definitive proxy statement on Schedule 14A filed with the Commission on April 8, 2010).

5.1	Opinion and Consent of Winstead PC

23.1	Consent of Winstead PC (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)